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                                                                    Exhibit 99.1

                            AS ADOPTED BY THE BOARD OF DIRECTORS ON MAY 26, 1999
                           AS AMENDED BY THE BOARD OF DIRECTORS ON MARCH 2, 2000

                  MANAGEMENT AND ACCOUNTING POLICIES GOVERNING
                      THE RELATIONSHIP OF GENZYME DIVISIONS

         GENZYME'S BOARD OF DIRECTORS HAS ADOPTED THE FOLLOWING POLICIES TO GOVERN THE MANAGEMENT OF GENZYME GENERAL, GENZYME MOLECULAR ONCOLOGY, GENZYME SURGICAL PRODUCTS AND GENZYME TISSUE REPAIR, AND THE RELATIONSHIPS BETWEEN EACH DIVISION. EXCEPT AS OTHERWISE PROVIDED IN THE POLICIES, THE BOARD OF DIRECTORS MAY MODIFY OR RESCIND THE POLICIES, OR ADOPT ADDITIONAL POLICIES, IN ITS SOLE DISCRETION WITHOUT APPROVAL OF THE STOCKHOLDERS, SUBJECT ONLY TO ITS FIDUCIARY DUTY TO THE STOCKHOLDERS.

         1. PURPOSE OF GENZYME GENERAL, GENZYME MOLECULAR ONCOLOGY, GENZYME SURGICAL PRODUCTS AND GENZYME TISSUE REPAIR. The purpose of Genzyme General is to develop and market therapeutic products and diagnostic services and products. The purpose of Genzyme Molecular Oncology is to create a focused, integrated oncology business that will develop and commercialize novel therapeutic and diagnostic products and services based upon molecular tools and genomic information. The purpose of Genzyme Surgical Products is to create a business with a comprehensive approach to and portfolio of devices, biomaterials, biotherapeutics and other products for the field of biosurgery. The purpose of Genzyme Tissue Repair is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners). In addition to the programs initially assigned to each of Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair, it is expected that the product and service portfolio of each division will expand through the addition of complementary programs, products and services developed either within or outside of the division, including acquiring or in-licensing programs, products and services from outside of Genzyme. Each of Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair will be operated and managed similarly to Genzyme General except as provided herein.

         2. REVENUE ALLOCATION. Revenues from the sale or licensing of a division's products and services to entities external to Genzyme Corporation shall be credited to that division. Products and services normally sold by a division to entities external to Genzyme Corporation that are used by other divisions within Genzyme Corporation shall be recorded as interdivisional revenues and interdivisional purchases subject to the policy regarding Other Interdivisional Transactions.

         3. EXPENSE ALLOCATION. Direct Expenses shall be charged to the division for whose benefit the Direct Expenses have been incurred. Expenses other than Direct Expenses shall be subject to the policy regarding Other Interdivisional Transactions.


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         4. ASSET ALLOCATION. Assets that are exclusively dedicated to the production of goods and services of a division shall be allocated to that division. Production assets that are utilized by more than one division shall be subject to the policy regarding Other Interdivisional Transactions.

         5. TAX ALLOCATIONS. Income taxes shall be allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected annual tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions in proportion to their taxable income without any compensating payment or allocation.

         6. ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS. Upon the acquisition by Genzyme from a third party of any programs, products or assets (whether by acquisitions of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired shall be allocated among the divisions of Genzyme. In the case of material acquisitions, such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to each division and to the holders of the common stock representing each division, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination will be final and binding on the holders of common stock.

         7. DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS. Upon the sale, transfer, assignment or other disposition by Genzyme of any program, product or asset not consisting of all or substantially all of the assets of the division, all proceeds from such disposition shall be allocated to the division to which the program, product or asset had been allocated among such divisions based on their respective interests in such program, product or asset. Such allocations shall be made in a manner determined by the Genzyme Board to be fair and reasonable to such divisions and to holders of the common stock representing such divisions, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on the holders of common stock.

         8. INTERDIVISIONAL ASSET TRANSFERS. The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations shall be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors, if any, deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair, the Genzyme Board may elect to account for such reallocation as an increase in the Designated Shares representing the division to which such assets are reallocated in accordance with the provisions of Genzyme's articles of organization.


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         Notwithstanding the foregoing, no Key GMO Program or Key GTR Program, as defined below, may be transferred out of Genzyme Molecular Oncology or Genzyme Tissue Repair, respectively, without a class vote of the holders of the common stock representing the division from which such Key GMO Program or Key GTR Program is to be removed unless the Genzyme Board determines that (i) in the case of a Key GMO Program, such Key GMO Program has application outside of the field of oncology (in which case it may be transferred out only for the non-oncology applications; provided, however that the SAGE Service (as herein defined) may not be transferred out of Genzyme Molecular Oncology for any application without the approval of the holders of the GZMO Stock voting as a separate class) and (ii) in the case of a Key GTR Program, such Key GTR Program has application outside of the field of tissue repair (in which case it may be transferred out only for the non-tissue repair applications).

         A "Key GMO Program" is any of the following: (i) use of the Serial Analysis of Gene Expression ("SAGE-TM-") technology licensed from The Johns HopkinS University School of Medicine for third parties ("SAGE Service"); (ii) the clinical program developing adenovirus vectors containing the tumor antigens Ad-MART 1 or Ad-gp100 for the treatment of melanoma; (iii) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications; (iv) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications; (v) the research program developing adenovirus and lipid vectors containing genes to regulate the immune system for oncology indications, including heat shock proteins; (vi) the research program developing antibody-based gene therapy for the treatment of tumors; and (vii) any additional program, product or service being developed from time to time in Genzyme Molecular Oncology which (a) constituted 20% or more of the research and development budget of Genzyme Molecular Oncology in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by Genzyme Molecular Oncology.

         A "Key GTR Program" is any of the following: (i) Vianain-Registered Trademark- for debridement of necrotic or damaged tissue; (ii) TGF-(beta)2 for all indications licensed from Celtrix as of December 16, 1994; (iii) Epicel-TM-cultured epithelial cell autografts for tissue replacement or repair; (iv) Acticel-TM- cultured epithelial cell allografts for tissue replacement or repair; (v) Carticel-Registered Trademark- Autologous Cultured Chondrocyte Service; and (vi) any additional tissue repair program or product being developed from time to time in Genzyme Tissue Repair which (a) constituted 20% or more of the research and development budget of Genzyme Tissue Repair in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by Genzyme Tissue Repair.

         The foregoing policies regarding transfers of assets between divisions will not be changed by the Genzyme Board without the approval of the holders of the GZMO Stock, the GZSP Stock and the GZTR Stock, each voting as a separate class; PROVIDED, HOWEVER, that if a policy change affects one or more, but not all of, Genzyme Molecular Oncology, Genzyme Surgical Products and/or Genzyme Tissue Repair, only holders of shares representing the affected division(s) will be entitled to vote on such matter.

         9. OTHER INTERDIVISIONAL TRANSACTIONS. This policy shall cover interdivisional transactions other than asset transfers, which shall be subject to the policy regarding


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Interdivisional Asset Transfers. From time to time, a division may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint venture or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. Such transactions shall be subject to the following conditions:

                  (a) Research and development (including clinical and regulatory support), distribution, sales, marketing, and general and administrative services (including allocated space) performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. Direct costs shall be allocated in a manner described above under "Expense Allocation" and such division performing the work will not recognize revenue as a result of performing such work. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the utilization by the division of the services to which such costs relate. The division performing such work will not recognize revenue as a result of performing such work.

                  (b) Manufacturing of goods and services by one division exclusively for the benefit of another division and not for external sale shall be charged to the division for which the work is performed on a cost basis. Manufacturing costs shall include an interest charge on the gross fixed assets employed in such manufacturing process. Gross fixed assets in this case shall be determined at the beginning of each fiscal year for the facility used. The interest rate in this case shall be the short term borrowing rate of Genzyme Corporation at the beginning of each fiscal year. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the receipt of benefit by the division of the goods and services to which such costs relate. The division performing such work will not recognize revenue as a result of performing such work.

                  (c) Other than research and development (including clinical and regulatory support) distribution, sales, marketing, general and administrative services (including allocated space), interdivisional transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties. The division performing such work will not recognize revenue as a result of performing such work.

                  (d) Any interdivisional transaction (i) to be performed on terms and conditions that deviate from the policies set forth in subparagraphs
(a), (b) or (c) above and (ii) that is material to one or more of the participating divisions will require approval by the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to the holders of the common stock representing each such division.

                  (e) Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of like type and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest


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rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division.

                  (f) All material interdivisional transactions shall be reduced to service contracts and signed by an authorized member of the management team of affected divisions.

         10. ACCESS TO TECHNOLOGY AND KNOW-HOW. Each division of Genzyme Corporation shall have unrestricted access to all technology and know-how of the Corporation that may be made useful to such division's business, subject to any obligations or limitations applicable to Genzyme and its divisions.

         11. DISPOSITION OF GZMO, GZSP AND GZTR DESIGNATED SHARES.

                  (a) The GZMO Designated Shares, the GZSP Designated Shares and the GZTR Designated Shares may be (i) issued upon the exercise or conversion of outstanding stock options, warrants or convertible securities allocated to Genzyme General, (ii) subject to the restrictions set forth in Paragraph 13, sold for any valid business purpose, or (iii) distributed as a dividend to the holders of shares of GENZ Stock, all as determined from time to time by the Genzyme Board in its sole discretion.

                  (b) If, as of November 30 of each year, the number of GZMO Designated Shares on such date exceeds ten percent (10%) of the number of shares of GZMO Stock then issued and outstanding on such date, substantially all GZMO Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (x) the number of GZMO Designated Shares reserved for issuance upon the exercise or conversion of GENZ Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board and (y) the number of GZMO Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

                  (c) If, as of June 30 of each year starting on June 30, 2000 the number of GZSP Designated Shares on such date exceeds ten percent (10%) of the number of shares of GZSP Stock then issued and outstanding on such date, substantially all GZSP Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (x) the number of GZSP Designated Shares reserved for issuance with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GENZ Stock outstanding on such date ("GENZ Convertible Securities") as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board and
(y) the number of GZSP Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

                  (d) If, as of May 31 of each year, the number of GZTR Designated Shares on such date exceeds ten percent (10%) of the number of shares of GZTR Stock then issued and outstanding on such date, substantially all GZTR Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of


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(x) the number of GZTR Designated Shares reserved for issuance upon the exercise or conversion of GENZ Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board and (y) the number of GZTR Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

         12. ISSUANCE AND SALE OF ADDITIONAL SHARES OF COMMON STOCK. When additional shares of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold that shall reduce the number of Designated Shares of such division. Notwithstanding the foregoing, Genzyme will not sell any GZMO Designated Shares, GZSP Designated Shares or GZTR Designated Shares (except upon exercise or conversion of options, warrants or convertible securities issued by Genzyme General that were adjusted as a result of a dividend of GZMO, GZSP or GZTR Stock paid to holders of GENZ Stock) unless (i) the Genzyme Board determines that Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair, as the case may be, has cash sufficient to fund its operations for at least the next 12 months or (ii) shares of GZMO Stock, GZSP Stock or GZTR Stock, as the case may be, are concurrently being sold for the account of Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair, respectively, in an amount that will produce proceeds sufficient to fund such division's cash needs for the next 12 months.

         13. OPEN MARKET PURCHASES OF SHARES OF COMMON STOCK. Genzyme may make open market purchases of its common stock in accordance with applicable securities law requirements; provided, however, that in no event shall any such purchases be made if as an immediate result thereof the number of Designated Shares representing a division will exceed 60% of the number of shares of such division outstanding plus such number of Designated Shares. Notwithstanding the foregoing, within 90 days of any open market purchase of the common stock representing any division, Genzyme may not exercise the right provided under its articles of organization to exchange shares representing such division for cash and/or shares of GENZ Stock.

         14. CLASS VOTING. In addition to any stockholder approval required by Massachusetts law, whenever the approval of the holders of the common stock representing a division is required to take any action pursuant to these policies or Genzyme's articles of organization, such requirement shall be satisfied if a meeting of the holders of the common stock representing such division is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.

         15. NON-COMPETE. Genzyme General, Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair shall not engage to any material extent in each other's principal businesses other than through joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties, which transactions shall be subject to the conditions set forth in Paragraph 8. The divisions may compete in a business which is not a principal business of another division. The Genzyme Board may determine in its good faith business judgment whether any particular


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activities of one division involve a material engagement in the principle businesses of another division.

         16. CORPORATE OPPORTUNITIES. The Genzyme Board will review any matter which involves the allocation of a corporate opportunity to any of the divisions, or in part to one division and in part to another division. In accordance with Massachusetts law, the Genzyme Board will make its determination with regard to the allocation of any such opportunity and the benefit of any such opportunity in accordance with its good faith business judgment of the best interests of Genzyme and all of its stockholders as a whole. Among the factors that the Genzyme Board may consider in making this allocation are (i) whether a particular corporate opportunity is principally related to the business of Genzyme General, Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair; (ii) whether one division, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; (iii) whether one division, because of its financial resources, will be better positioned to undertake the corporate opportunity; and (iv) existing contractual agreements and restrictions.

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